Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. DECLARES QUARTERLY DIVIDEND

GREENCASTLE, PA – July 9, 2008 – The Board of Directors of Tower Bancorp, Inc. declared a third quarter cash dividend of $.28 per share at their July 9, 2008 meeting.  The $.28 per share is 7.7% higher than the 2007 third quarter dividend. The dividend will be paid on August 15, 2008 to shareholders of record as of August 1, 2008.

Jeff Shank, President and CEO announced that the Mercersburg Office has relocated to its new building on May 19 and the former Fifth Avenue office in Chambersburg has relocated to its new building at 488 Gateway Avenue.  A new Call Center has been established adjacent to the Shady Grove Office on Buchanan Trail East in Greencastle that will enable all phone calls to the Bank to be answered by professional, knowledgeable staff to answer any questions or concerns that our customers may have.  Shank said “We have also started extensive remodeling at our Hancock Office where an improved interior design, an updated two-lane drive up and an ATM will enhance the services already extended to our customer base.”  Shank also commented on the introduction of E-Statements.  “We recently introduced E-Statements giving our customers the benefit of receiving their statements online rather than the traditional paper statements.  This is a tremendous cost saving for the bank, but also shows our commitment to the ecological issues in today’s environment.”

Tower Bancorp, Inc. is the parent holding company for The First National Bank of Greencastle, providing 16 office locations and 21 ATMs throughout Franklin and Fulton counties, Pa. and Washington County, Md.

Tower Bancorp, Inc., stock is quoted and traded under the symbol TOBC.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.